EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Karbon-X Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock par value $0.001 per share	Fee Calculation	3,108,000	$0.40	(1)	$1,243,200	0.0001381	$17.17
			10,456,000	0.40		4,182,400	0.0001381	$57.76
			250,000	0.40		100,000	0.0001381	$1.39

Total Offering Amounts						$13,814,000	0.0001381	$1,908

(1)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $0.40 per share, which is the closing price of the registrant’s common stock on January 29, 2026 on the OTCQX market maintained by OTC Markets Group, Inc.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act.